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Exhibit 23.1

Consent of Independent Auditors

To the Board of Directors and Stockholders
OwnerTel, Inc.
Tampa, Florida

We consent to the incorporation by reference in the Registration Statement of OwnerTel, Inc. on Form S-8 dated December 16, 2002 of our report dated March 11, 2002 relating to the balance sheet of OwnerTel, Inc. as of December 31, 2001 and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception (July 2, 2001) to December 31, 2001, included in Form 10K filed by OwnerTel, Inc. on April 15, 2002.

/s/ Rodefer Moss & Co. PLLC
Certified Public Accountants

December 16, 2002

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  Exhibit 23.1
Consent of Independent Auditors